Exhibit 99.1

HubSpot Announces Jill Ward Joins Board of Directors

Ward joins the HubSpot Board as Larry Bohn, managing director at General Catalyst and early HubSpot investor, vacates his seat

CAMBRIDGE, MA – October 17, 2017 – HubSpot, a leading CRM, marketing, sales, and customer experience platform, announced today that seasoned business executive Jill Ward has joined HubSpot’s board of directors.

Jill joins the board as Larry Bohn, managing director at General Catalyst and an early investor in HubSpot, vacates his seat. Larry was one of the first members of HubSpot’s Board, seeing the company through its 2014 IPO and other significant milestones.

“We sincerely thank Larry for the countless hours he’s given us over the past decade – I can confidently say we would not be where we are today were it not for his support. While we wish Larry could stay on, we have a fantastic new board member in Jill,” said Brian Halligan, co-founder and CEO of HubSpot. “Jill’s experience in scaling SaaS products and businesses globally, coupled with a deep understanding of and experience with SMBs, make her a perfect fit for the HubSpot board. The other members of the board and I know her counsel will prove to be invaluable as we work to build a great end-to-end experience for HubSpot customers.”

“HubSpot serves an amazing market need, for small and medium size businesses around the world,” said Jill Ward. “HubSpot’s platform offers businesses a transformationally better way to engage with their prospects and customers, inspiring loyalty and growth. I am honored to join the HubSpot board, and can’t wait to work with the team in achieving their mission.”

Jill Ward is a business leader and operating executive experienced in scaling products and global companies in technology and business services. Most recently, Jill served as President, COO, and CEO-elect of Fleetmatics. Other previous roles include SVP/General Manager at Intuit and VP/General Manager for a portfolio of industry-specific business management software companies acquired by Intuit. Prior to Intuit, Jill was division President of a customer contact outsourcing company serving enterprise clients in the financial services and technology spaces. Earlier, as an SVP at Fidelity Investments, she was responsible for marketing investment products to small businesses and consumers, and she also served in leadership roles at strategy consulting firm Bain & Company.

Jill has an MBA from the Amos Tuck School of Business Administration at Dartmouth College and a BA from Wellesley College. She currently serves on the board of the MicroLoan Foundation USA, a non-profit providing loans and business training to women-owned businesses in Africa.

“As the first outside director on HubSpot’s Board, it’s been amazing to see the company grow from a startup to the category market leader. HubSpot is in great shape, and I am pleased to turn the director baton to Jill, whose executive background will serve the company well as it continues to grow,” said Larry Bohn. “It has been a privilege to work with HubSpot over the years and I know the best is yet to come.”

About HubSpot

HubSpot (NYSE: HUBS) is a leading CRM, marketing, sales, and customer experience platform. Since 2006, HubSpot has been on a mission to make the world more inbound. Today, over 34,000 customers in more than 90 countries use HubSpot’s award-winning software, services, and support to transform the way they attract, engage, and delight customers. The HubSpot Growth Stack, built on a powerful, free CRM and comprised of the Marketing Hub, Sales Hub, and soon to be released Customer Hub, gives companies all the tools they need to manage the entire customer experience from awareness to advocacy.

HubSpot has been named a top place to work by Glassdoor, Fortune, The Boston Globe, and The Boston Business Journal. The company is headquartered in Cambridge, MA with offices in Dublin, Ireland (EMEA HQ); Singapore; Sydney, Australia; Tokyo, Japan; Berlin, Germany; and Portsmouth, NH.

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Press Contact

Ellie Botelho

ebotelho@hubspot.com

857-829-5301